Exhibit 11.1
                      COMPUTATION OF EARNINGS PER SHARE (1)




                                                                     Three Months Ended
                                                                        September 30,
                                                                     1997          1996
                                                                     ----          ----
Primary

Weighted average common shares outstanding                       13,348,000         8,588,000
                                                                ===========       ===========
Net income after adjustment for preferred dividends earned
on JIS stock                                                    $ 1,172,428       $   556,124
                                                                ===========       ===========

Primary net income per common share                                  $ 0.09            $ 0.06
                                                                     ======            ======

Fully diluted

Weighted average common shares outstanding                       13,348,000         9,114,000
                                                                ===========       ===========
Net income after adjustment for preferred dividends earned
on JIS stock and interest expense on convertible debentures     $ 1,172,428       $   563,624
                                                                ===========       ===========

Fully diluted net income per common share                            $ 0.09            $ 0.06
                                                                     ======            ======

------------------

(1) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.

                                                                    Exhibit 11.1
                      COMPUTATION OF EARNINGS PER SHARE (1)


                                                                  Nine Months Ended
                                                                    September 30,
                                                                  1997         1996
                                                                  ----         ----
Primary
Weighted average common shares outstanding                      12,563,000       8,588,000
                                                               ===========     ===========
Net income after adjustment for preferred dividends
earned on JIS stock                                            $ 1,807,123     $   710,791
                                                               ===========     ===========

Primary net income per common share                                 $ 0.14          $ 0.08
                                                                    ======          ======


Fully diluted:
Weighted average common shares outstanding                      12,650,000       9,114,000
                                                              ============     ===========
Net income after adjustment for preferred dividends
earned on JIS stock and interest expense on convertible
debentures                                                     $ 1,810,873     $   733,291
                                                              ============     ===========

Fully diluted net income per common share                           $ 0.14          $ 0.08
                                                                    ======          ======

--------------------
(1) All per share and share amounts reflect a 52.6 for 1.0 stock split which occurred on September 23, 1996.